Dresser-Rand Reports Third Quarter 2011 Diluted EPS of $0.51

Record Level of New Units and Aftermarket Bookings

HOUSTON, Nov. 2, 2011 /PRNewswire/ --

Results Summary (dollars in millions, except per share data):
	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
	2011	2010	2011	2010
Total revenues	$630.5	$483.1	$1,573.6	$1,416.4
Income from operations	$72.5	$65.3	$129.6	$192.6
Interest expense, net	($13.7)	($8.2)	($44.7)	($24.8)
Early redemption premium on debt	$0.0	$0.0	($10.1)	$0.0
Other (expense) income, net	($0.5)	$2.5	$1.3	($14.2)
Income before income taxes	$58.3	$59.6	$76.1	$153.6
Net income attributable to Dresser-Rand	$39.9	$37.5	$50.9	$94.8
Diluted EPS	$0.51	$0.46	$0.64	$1.16
Shares used to compute EPS (000)	78,611	80,948	79,134	81,804
Other information:
Total bookings	$1,170.7	$360.5	$2,296.8	$1,483.0
Total backlog	$2,724.2	$1,738.0	$2,724.2	$1,738.0

Dresser-Rand Group Inc. ("Dresser-Rand" or the "Company") (NYSE: DRC), a global supplier of rotating equipment and aftermarket parts and services, reported net income of $39.9 million, or $0.51 per diluted share, for the third quarter 2011. This compares to a net income of $37.5 million, or $0.46 per diluted share, for the third quarter 2010.

Vincent R. Volpe Jr., President and Chief Executive Officer of Dresser-Rand, said, "We are pleased with the Company's performance in the third quarter, especially the record level of both new units and aftermarket bookings. While the macroeconomic backdrop has been dominated by the European debt crisis, oil prices remain at levels that support investment in energy infrastructure. As such, the markets for our products and services remain strong and we expect continued growth going forward.

"With respect to new unit bookings, we are proud of the recent Petrobras awards to supply all Turbo Compressors for the 8 "replicant" FPSOs destined for the Lula (formerly Tupi) and Guara fields offshore Brazil. It should be noted that, due to our booking policy, we are recording approximately $400 million in new units and $60 million in aftermarket services in the third quarter, which indicates that in the new units and aftermarket segments combined, over $200 million in orders on this same project are expected to be booked in subsequent periods. The awards for all of the compression trains on this project reflects our Company's strength of offerings in the upstream market, which we expect will be the largest area of growth in the Oil and Gas markets in the coming years. On this basis we are presently adjusting our full year forecast for new unit bookings upwards by $100 million to the $1.5 to $1.7 billion range.

"As to aftermarket bookings, we set a record for the quarter with more than $300 million before both the Guascor bookings and the large Petrobras project of approximately $72 million and $60 million, respectively. Aftermarket bookings for the third quarter totaled $439 million. We believe that bookings will remain strong in the fourth quarter and throughout 2012. As such, we are now adjusting our full year forecast for aftermarket bookings upward by $100 million to the $1.2 to $1.4 billion range."

Discussion of Results:

Total revenues for the third quarter 2011 of $630.5 million increased $147.4 million, or 30.5%, compared with $483.1 million for the third quarter 2010. Revenues increased overall as a result of improving global economic conditions following the severe recession and the Guascor acquisition. Guascor contributed revenues of approximately $100.0 million. The increase in revenues was partially offset by lower volumes in the Middle East, principally Libya, as a result of political instability in the region.

Total revenues for the nine months ended September 30, 2011, of $1,573.6 million increased $157.2 million, or 11.1%, compared with revenues of $1,416.4 million for the corresponding period in 2010. The increase is principally attributable to the factors mentioned above.

Operating income for the third quarter 2011 was $72.5 million. This compares to operating income of $65.3 million for the third quarter 2010. Third quarter 2011 operating income increased from the year ago quarter primarily due to higher revenues.

As a percentage of revenues, operating income for the third quarter 2011 was 11.5%, compared to 13.6% for the corresponding period in 2010. The decrease was primarily attributable to the effect of one-time transaction and integration costs as well as step-up amortization associated with the Guascor acquisition, which together totaled approximately $9.4 million.

Operating income for the nine months ended September 30, 2011, was $129.6 million. This compares to operating income of $192.6 million for the corresponding period in 2010. As a percentage of revenues, operating income for the nine months ended September 30, 2011, was 8.2%, compared to 13.5% for the nine months ended September 30, 2010. Operating income decreased from the corresponding period last year due to a number of adverse impacts including lower new unit margins, Guascor non-recurring integration and transaction-related expenses and the political instability in the Middle East and North Africa. The non-recurring Guascor integration and transaction-related expenses was approximately $14.9 million. The political instability in the Middle East and North Africa adversely affected the first nine months of 2011 by approximately $10.4 million compared to the year earlier period.

Net income for the third quarter 2011 of $39.9 million compares to $37.5 million for the corresponding period in 2010. The increase reflects the higher operating income mentioned above and a lower effective tax rate, which was partially offset by higher interest expense as a result of the acquisition of Guascor and the previously announced share buybacks.

Net income for the nine months ended September 30, 2011, of $50.9 million compares to $94.8 million for the corresponding period in 2010. The decrease is principally attributable to the factors mentioned above and a pre-tax prepayment premium of $10.1 million as a result of executing the cash tender offer to purchase the previously outstanding 7 3/8% Senior Subordinated Notes.

Bookings for the third quarter 2011 were $1,170.7 million, which was $810.2 million or 224.7% higher than bookings for the third quarter 2010 of $360.5 million. Bookings for the nine and twelve months ended September 30, 2011, of $2,296.8 million and $3,050.2 million, respectively, were 54.9% and 45.7% higher than the bookings for the corresponding periods ended September 30, 2010, of $1,483.0 million and $2,093.2 million, respectively. Guascor's bookings in the third quarter 2011 were $118.4 million.

The backlog at the end of September 2011 was a record $2,724.2 million or 56.7% higher than the backlog at the end of September 2010 of $1,738.0 million. Guascor's backlog at the end of September 2011 was $73.2 million.

New Units Segment

New unit revenues for the third quarter 2011 of $292.6 million increased $41.3 million or 16.4% compared with $251.3 million for the third quarter 2010. New unit revenues for the nine months ended September 30, 2011, of $739.0 million increased $34.9 million or 5.0% compared with $704.1 million for the corresponding period in 2010. Revenues increased principally as a result of the Guascor acquisition. Guascor's new unit revenues for the third quarter 2011 were $27.1 million.

New unit operating income was $29.6 million for the third quarter 2011 compared with operating income of $32.6 million for the third quarter 2010. This segment's operating margin was 10.1% compared with 13.0% for the third quarter 2010. The decrease in operating income and margin from the corresponding period in 2010 was principally attributable to a less favorable mix within the segment, seasonably low volumes at Guascor and incremental step-up amortization on short-lived intangible assets, which were fully amortized in the third quarter.

New unit operating income was $65.0 million for the nine months ended September 30, 2011, compared with operating income of $101.7 million for the corresponding period in 2010. This segment's operating margin for the nine months ended September 30, 2011, was 8.8% compared with 14.4% for the corresponding period in 2010. The decreases in both operating income and margin were principally due to cost inflation, an unfavorable mix of projects, and the factors attributable to Guascor mentioned above.

Bookings for the three months ended September 30, 2011, of $732.1 million were $607.0 higher than bookings for the corresponding period in 2010 of $125.1 million. Bookings for the nine and twelve months ended September 30, 2011, of $1,274.2 million and $1,754.5 million, respectively, were 74.5% and 59.5% higher than the bookings for the corresponding periods ended September 30, 2010, of $730.1 million and $1,099.8 million, respectively. The backlog at September 30, 2011, of $2,180.2 million was 57.5% higher than the backlog of $1,384.4 million at September 30, 2010.

Aftermarket Parts and Services Segment

Aftermarket parts and services revenues for the third quarter 2011 of $337.9 million increased $106.1 million or 45.8% compared with $231.8 million for the third quarter 2010. Revenues increased principally due to the Guascor acquisition and as a result of improving global economic conditions following the severe recession. The increase was partially offset by lower volumes in the Middle East, principally Libya, resulting from political instability in the region. Guascor's aftermarket revenues for the third quarter 2011 were $72.9 million.

Aftermarket parts and services revenues for the nine months ended September 30, 2011, of $834.6 million increased $122.3 million or 17.2% compared with $712.3 million for the corresponding period in 2010. Revenues increased principally as a result of the factors mentioned above.

Aftermarket operating income for the third quarter 2011 of $68.6 million increased $13.4 million or 24.3% compared with $55.2 million for the third quarter 2010. This segment's operating margin for the third quarter 2011 of approximately 20.3% compares with 23.8% for the third quarter 2010. The decrease in this segment's operating margin is principally attributable to a higher percentage of field service revenues associated with Guascor's energy assets business.

Aftermarket operating income for the nine months ended September 30, 2011, of $143.7 million decreased $15.5 million or 9.7% compared with $159.2 million for the corresponding period in 2010. This segment's operating margin for the nine months ended September 30, 2011, of approximately 17.2% compares with 22.4% for the corresponding period in 2010. The decreases in both operating income and margin were principally due to the factors mentioned above.

Bookings for the three months ended September 30, 2011, of $438.6 million were 86.3% higher than bookings for the corresponding period in 2010 of $235.4 million. Bookings for the nine and twelve months ended September 30, 2011, of $1,022.6 million and $1,295.7 million, respectively, were 35.8% and 30.4% higher than the bookings for the corresponding periods ended September 30, 2010, of $752.9 million and $993.4 million, respectively. The backlog at September 30, 2011, of $544.0 million was 53.8% higher than the backlog of $353.6 million at September 30, 2010.

Liquidity and Capital Resources

As of September 30, 2011, cash and cash equivalents totaled $147.1 million and borrowing availability under the Company's $600 million senior secured credit facility was $242.8 million, as $180.7 million was used for outstanding letters of credit and $176.5 million of borrowings was outstanding under the revolving credit facility. In addition to the aforementioned letters of credit, $168.7 million of letters of credit and bank guarantees were outstanding under uncommitted lines of credit at the end of the third quarter 2011.

In the first nine months of 2011, cash provided by operating activities was $78.8 million compared with $258.1 million for the corresponding period in 2010. The decrease of $179.3 million in net cash provided by operating activities was principally from changes in working capital, higher pension contributions and lower net income.

Net cash used in investing activities was $324.3 million for the nine months ended September 30, 2011, compared to $82.1 million for the nine months ended September 30, 2010. Cash from investing activities in 2011 includes capital expenditures of $38.8 million and the acquisition of Guascor, which closed on May 4, 2011. The Company paid approximately $304.9 million in cash ($283.5 million net of cash acquired) and delivered 5,033,172 shares of Dresser-Rand common stock at closing.

During the nine months ended September 30, 2011, the Company refinanced its unsecured senior subordinated notes, initiated three separate Accelerated Stock Buyback (ASB) programs totaling $505.0 million and entered into a $1.0 billion, 5 year, senior secured credit facility comprised of a $600.0 million revolving credit facility and a $400.0 million term loan facility.

On October 4, 2011, the Company finalized its efforts to secure $100 million in additional commitments under the revolving credit portion of its senior secured credit facility, increasing the total revolving credit commitments under this facility to $700 million.

As of September 30, 2011, total debt was $1,066.3 million and total debt net of cash and cash equivalents was approximately $891.0 million.

Outlook

For the full year 2011, the Company expects:

  New unit bookings of $1.5 to $1.7 billion,
  Aftermarket bookings of $1.2 to $1.4 billion,
  Operating income of $275 to $315 million, albeit, with a bias toward the lower half of the range due to the impact of the instability in the Middle East, especially Libya, which the Company estimates will adversely impact operating income in 2011 by approximately $13 million compared to 2010,
  New units segment margin percentage of low double digits,
  Aftermarket segment margin of 22% to 24% before Guascor.  With Guascor, aftermarket segment margins are expected to be in the range of 20% to 22% reflecting the increase in long-term service agreements as a percent of total aftermarket revenues. Guascor's Energy Assets business revenues are tied to these long-term service agreements (power supply agreements) which are accounted for in the aftermarket segment.
  Interest expense of $60 million to $65 million, which includes $8.5 million of accelerated amortization of deferred financing fees as a result of replacing the previously existing Senior Secured Credit Facility and executing the cash tender offer to purchase the previously outstanding 7⅜% Senior Subordinated Notes, and
  An effective tax rate of approximately 33 percent.

Conference Call

The Company will discuss its third quarter 2011 results at its conference call on Thursday, November 3, 2011. A webcast presentation will be accessible live at 9:00 a.m. Eastern Time. You may access the live presentation at www.dresser-rand.com. Participants may also join the conference call by dialing (877) 303-3199 in the U.S. and (408) 247-3882 from outside the U.S. five to ten minutes prior to the scheduled start time.

A replay of the webcast will be available from 12:00 (noon) Eastern Time on November 3, 2011, through 11:59 p.m. Eastern Time on November 10, 2011. You may access the webcast replay at www.dresser-rand.com. A replay of the conference can be accessed by dialing (855) 859-2056 in the U.S. and (404) 537-3406 from outside the U.S. and referencing conference ID 20612136.

About Dresser-Rand

Dresser-Rand is among the largest suppliers of rotating equipment solutions to the worldwide oil, gas, petrochemical, and process industries. The Company operates manufacturing facilities in the United States, France, United Kingdom, Spain, Germany, Norway, India, and China, and maintains a network of 45 service and support centers (including 6 engineering and R&D centers) covering more than 140 countries.

This news release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, the Company's plans, objectives, goals, strategies, future events, future bookings, revenues, or performance, capital expenditures, financing needs, plans, or intentions relating to acquisitions, business trends, executive compensation, and other information that is not historical information. The words "anticipates", "believes", "expects", "intends", "appears", "outlook", and similar expressions identify such forward-looking statements. Although the company believes that such statements are based on reasonable assumptions, these forward-looking statements are subject to numerous factors, risks, and uncertainties that could cause actual outcomes and results to be materially different from those projected. These factors, risks, and uncertainties include, among others, the following: potential for material weaknesses in its internal controls; economic or industry downturns; the variability of bookings due to volatile market conditions, subjectivity clients exercise in placing orders, and timing of large orders; volatility and disruption of the credit markets; its inability to generate cash and access capital on reasonable terms and conditions; its inability to implement its business strategy to increase aftermarket parts and services revenue; its ability to implement potential tax strategies; competition in its markets; failure to complete or achieve the expected benefits from any future acquisitions; economic, political, currency and other risks associated with international sales and operations; fluctuations in currencies and volatility in exchange rates; loss of senior management; environmental compliance costs and liabilities; failure to maintain safety performance acceptable to its clients; failure to negotiate new collective bargaining agreements; unexpected product claims and regulations; infringement on its intellectual property or infringement on others' intellectual property; its pension expenses and funding requirements; difficulty in implementing an information management system; and the Company's brand name may be confused with others. These and other risks are discussed in detail in the Company's filings with the Securities and Exchange Commission at www.sec.gov. Actual results, performance, or achievements could differ materially from those expressed in, or implied by, the forward-looking statements. The Company can give no assurances that any of the events anticipated by the forward-looking statements will occur or, if any of them does, what impact they will have on results of operations and financial condition. The company undertakes no obligation to update or revise forward-looking statements, which may be made to reflect events or circumstances that arise after the date made or to reflect the occurrence of unanticipated events, except as required by applicable law. For information about Dresser-Rand, go to its website at www.dresser-rand.com.

DRESSER-RAND GROUP INC.
CONSOLIDATED STATEMENT OF INCOME

	Three months ended September 30,		Nine months ended September 30,
	2011	2010	2011	2010
	(Unaudited; $ in millions, except per share amounts)

Net sales of products	$ 440.0	$ 378.5	$ 1,118.3	$ 1,085.3
Net sales of services	190.5	104.6	455.3	331.1
Total revenues	630.5	483.1	1,573.6	1,416.4
Cost of products sold	323.2	261.9	823.5	748.6
Cost of services sold	136.6	76.0	333.6	236.9
Total cost of sales	459.8	337.9	1,157.1	985.5
Gross profit	170.7	145.2	416.5	430.9
Selling and administrative expenses	89.6	73.5	266.2	219.0
Research and development expenses	8.6	6.4	20.7	19.3
Income from operations	72.5	65.3	129.6	192.6
Interest expense, net	(13.7)	(8.2)	(44.7)	(24.8)
Early redemption premium on debt	-	-	(10.1)	-
Other (expense) income, net	(0.5)	2.5	1.3	(14.2)
Income before income taxes	58.3	59.6	76.1	153.6
Provision for income taxes	17.6	22.1	25.9	58.8
Net income	40.7	37.5	50.2	94.8
Net (income) loss attributable to noncontrolling interest	(0.8)	-	0.7	-
Net income attributable to Dresser-Rand	$ 39.9	$ 37.5	$ 50.9	$ 94.8
Net income per share
Basic	$ 0.51	$ 0.47	$ 0.65	$ 1.17
Diluted	$ 0.51	$ 0.46	$ 0.64	$ 1.16
Weighted average shares outstanding - (in thousands)
Basic	77,860	80,370	78,373	81,340
Diluted	78,611	80,948	79,134	81,804

DRESSER-RAND GROUP INC.
CONSOLIDATED SEGMENT DATA

	Three months ended September 30,		Nine months ended September 30,
	2011	2010	2011	2010
Revenues
New units	$ 292.6	$ 251.3	$ 739.0	$ 704.1
Aftermarket parts and services	337.9	231.8	834.6	712.3
Total revenues	$ 630.5	$ 483.1	$ 1,573.6	$ 1,416.4
Gross profit
New units	$ 55.6	$ 54.7	$ 140.0	$ 164.7
Aftermarket parts and services	115.1	90.5	276.5	266.2
Total gross profit	$ 170.7	$ 145.2	$ 416.5	$ 430.9
Operating income
New units	$ 29.6	$ 32.6	$ 65.0	$ 101.7
Aftermarket parts and services	68.6	55.2	143.7	159.2
Unallocated	(25.7)	(22.5)	(79.1)	(68.3)
Total operating income	$ 72.5	$ 65.3	$ 129.6	$ 192.6
Bookings
New units	$ 732.1	$ 125.1	$ 1,274.2	$ 730.1
Aftermarket parts and services	438.6	235.4	1,022.6	752.9
Total bookings	$ 1,170.7	$ 360.5	$ 2,296.8	$ 1,483.0
Backlog - ending
New units	$ 2,180.2	$ 1,384.4	$ 2,180.2	$ 1,384.4
Aftermarket parts and services	544.0	353.6	544.0	353.6
Total backlog	$ 2,724.2	$ 1,738.0	$ 2,724.2	$ 1,738.0

DRESSER-RAND GROUP INC.
CONSOLIDATED BALANCE SHEET

	September 30,	December 31,
	2011	2010
	(Unaudited; $ in millions, except share amounts)
Assets
Current assets
Cash and cash equivalents	$ 147.1	$ 420.8
Restricted cash	28.2	-
Accounts receivable, less allowance for losses of $8.6 at 2011 and $11.4 at 2010	357.7	303.5
Inventories, net	425.5	291.6
Prepaid expenses and other	63.3	36.5
Deferred income taxes, net	37.2	31.8
Total current assets	1,059.0	1,084.2
Property, plant and equipment, net	458.0	278.1
Goodwill	840.2	487.1
Intangible assets, net	526.9	426.0
Deferred income taxes	38.3	9.6
Other assets	65.4	29.3
Total assets	$ 2,987.8	$ 2,314.3

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable and accruals	$ 521.1	$ 401.4
Customer advance payments	308.7	253.6
Accrued income taxes payable	28.4	14.1
Loans payable	11.8	-
Current portion of long-term debt	39.1	-
Total current liabilities	909.1	669.1
Deferred income taxes	48.0	35.5
Postemployment and other employee benefit liabilities	82.8	109.0
Long-term debt	1,015.4	370.0
Other noncurrent liabilities	83.6	43.4
Total liabilities	2,138.9	1,227.0
Stockholders' equity
Common stock, $0.01 par value, 250,000,000 shares authorized;
and 75,695,162 and 80,436,896 shares issued and
outstanding, respectively	0.8	0.8
Additional paid-in capital	96.4	341.9
Retained earnings	835.7	784.8
Accumulated other comprehensive loss	(83.4)	(40.2)
Total Dresser-Rand stockholders' equity	849.5	1,087.3
Noncontrolling interest	(0.6)	-
Total stockholders' equity	848.9	1,087.3
Total liabilities and stockholders' equity	$ 2,987.8	$ 2,314.3

DRESSER-RAND GROUP INC.
CONSOLIDATED STATEMENT OF CASH FLOWS

	Nine months ended September 30,
	2011	2010
	(Unaudited; $ in millions)
Cash flows from operating activities
Net income attributable to Dresser-Rand	$ 50.9	$ 94.8
Adjustments to reconcile net income attributable to Dresser-Rand to net cash provided by operating activities
Depreciation and amortization	61.4	38.5
Deferred income taxes	8.8	9.0
Stock-based compensation	9.2	10.0
Excess tax benefits from share-based compensation	(3.6)	(0.8)
Amortization of debt financing costs	10.8	2.4
Provision for losses on inventory	0.4	3.9
Loss on sale of property, plant and equipment	0.2	0.6
Net loss from equity investments	0.1	-
Working capital and other, net of acquisitions
Accounts receivable	19.8	10.9
Inventories	(76.8)	48.4
Accounts payable and accruals	6.2	(25.4)
Customer advances	50.9	59.5
Other	(59.5)	6.3
Net cash provided by operating activities	78.8	258.1
Cash flows from investing activities
Capital expenditures	(38.8)	(13.5)
Proceeds from sales of property, plant and equipment	0.3	0.2
Acquisitions, net of cash acquired	(283.5)	(68.8)
Other investments	(10.0)	-
Decrease in restricted cash balances	7.7	-
Net cash used in investing activities	(324.3)	(82.1)
Cash flows from financing activities
Proceeds from exercise of stock options	2.7	0.9
Proceeds from borrowings	1,306.6	-
Excess tax benefits from share-based compensation	3.6	0.8
Repurchase of common stock	(505.0)	(63.3)
Payments for debt financing costs	(15.7)	-
Repayments of debt	(821.7)	(0.1)
Net cash used in financing activities	(29.5)	(61.7)
Effect of exchange rate changes on cash and cash equivalents	1.3	(4.5)
Net (decrease) increase in cash and cash equivalents	(273.7)	109.8
Cash and cash equivalents, beginning of the period	420.8	223.2
Cash and cash equivalents, end of period	$ 147.1	$ 333.0

DRESSER-RAND GROUP INC.
Reconciliation of GAAP to Non-GAAP Financial Information

	September 30,	December 31,
	2011	2010
	(Unaudited; $ in millions)
Components of net debt
Cash, cash equivalents and restricted cash	$ 175.3	$ 420.8
Current portion of long-term debt and loans payable	(50.9)	-
Long-term debt	(1,015.4)	(370.0)
Net debt	$ (891.0)	$ 50.8

Net debt is defined as total debt minus cash and cash equivalents. The Company's management views net debt, a non-GAAP financial measure, to be a useful measure of a company's ability to reduce debt, add to cash balances, pay dividends, repurchase stock, and fund investing and financing activities.

CONTACT: Investors, Blaise Derrico, Director, Investor Relations, +1-713-973-5497